Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 2, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Ameren Corporation, which appears in Ameren Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.

We also consent to the incorporation by reference in this Registration Statement of our report dated June 23, 2006 relating to the financial statements, which appears in the Annual Report of Ameren Corporation Savings Investment Plan on Form 11-K for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
St. Louis, Missouri
August 29, 2006